RYDER TRUCK RENTAL, INC.

                        TRUCK LEASE AND SERVICE AGREEMENT


     THIS AGREEMENT is made as of the ____ day of ____________, 19___, between RYDER TRUCK RENTAL, INC. 530 South 13th Street, Louisville, KY 40203 (hereafter Ryder) and KELLER MANUFACTURING COMPANY, INC., whose address is P.O. Box 8, Water & Cedar Streets, Corydon, IN 47112 (hereafter Customer).

1. EQUIPMENT COVERED AND TERM:

     A. Ryder agrees to lease to Customer and Customer agrees to lease from Ryder the Vehicles on Schedules A hereafter made a part of this Agreement (hereafter Vehicle(s)). Execution of a Schedule A constitutes Customer's authorization to Ryder to acquire the Vehicles selected by Customer. The Agreement will become effective with respect to each Vehicle on the date the Vehicle is tendered by Ryder and continue form the term specified on Schedule A unless terminated earlier as provided in this Agreement.

     B. Acceptance of Vehicles in service constitutes Customer's acknowledgment of compliance with Customer's specifications. Customer agrees to pay for any structural alterations (not to be made without Ryder's prior written consent), special equipment, or material alteration in painting, lettering or art work thereafter required by Customer. In the event that, subsequent to the date of execution of this Agreement by Ryder, any federal, state or local law, ordinance, or regulation requires the installation of any additional equipment. Customer will be responsible for all costs including installation expenses. Ryder agrees to either install or arrange for such installation and Customer agrees to pay Ryder the full cost.

     C. Where a Vehicle is operated by Customer with a trailer or other equipment not included on a Schedule A, or not maintained by Ryder under a separate agreement, Customer agrees that such trailer and/or equipment will be in good operating condition. Notwithstanding any other provision of this Agreement, Customer will indemnify and hold Ryder harmless from any claim or loss or damage caused by such trailer and/or equipment.

2. OPERATION OF VEHICLES:

     A. The Vehicles will be used and operated by Customer only in the normal and ordinary course of Customer's business, not in violation of any laws or regulations (including legal weight and size limits) and Customer will indemnify and hold Ryder harmless from any claim or loss or damage arising out of any such violation.

     B. Each Vehicle will be promptly returned by Customer to Ryder's facility specified on Schedule A at the end of its lease term unless Customer purchases the Vehicle as provided for hereinafter.

3. MAINTENANCE AND REPAIRS TO VEHICLES:

     A. Ryder agrees to provide at its sole cost: (1) Lubricants, tires, tubes and all other operating supplies necessary for the Vehicles; (2) Maintenance and repairs including all labor and parts required to keep the Vehicles in good operating condition; (3) Painting and lettering at the time the Vehicles are placed into service; (4) Exterior washings; and (5) Road service for mechanical or tire failure.

     B. Customer agrees that only Ryder or parties authorized by Ryder will make any repairs or adjustments to Vehicles. When repairs are necessary, Customer will notify Ryder immediately. Ryder will not be responsible for the cost of repairs or services not expressly authorized by Ryder. Customer must submit acceptable vouchers for such repairs or services.

     C. Customer agrees to return each Vehicle to Ryder for service and maintenance at the facility stated on Schedule A for a minimum of 8 hours each week at such scheduled times as agreed to by the parties.

4. FUEL:

     The party designated on Schedules A agrees to provide fuel for the Vehicles.

     A. When Ryder is designated:

          (1) Fuel will be provided from Ryder's facilities or facilities designated by Ryder. Charges for fuel will be based on the Rated Fuel Cost including all fuel taxes and will be adjusted as provided on the applicable Schedule A.

          (2) If Customer purchases fuel from sources other than Ryder's facilities or other designated facilities, Ryder will reimburse Customer for such fuel cost upon receipt of an itemized paid invoice. Such reimbursement will not exceed the Rated Fuel Cost.

          (3) Ryder will, where permitted by law, apply for fuel tax permits, prepare and file fuel tax returns, and pay the taxes imposed upon the purchase and consumption of fuel by Customer provided: (a) Customer provides Ryder weekly with all documentation necessary to prepare the fuel tax returns and will reimburse Ryder for all charges incurred or credits disallowed as a result of untimely or improper furnishing of such documents, and (b) Customer will reimburse Ryder all such fuel taxes paid on Customer's behalf in excess of those which would have been payable had the fuel consumed been purchased in the state of consumption.

     B. When Customer is designated:

     Customer will hold Ryder harmless from any claims or loss resulting from Customer's failure to pay fuel taxes.

5. LICENSES:

     A. Ryder agrees to pay for the state motor vehicle license for the licensed weight shown on Schedule A, personal property taxes and Vehicle inspection fees for each Vehicle in the state of domicile, and federal highway use tax, all at the rates and method of assessment in effect on the date of execution of each Schedule A. Customer will be responsible for any increases or changes in assessment of these items thereafter.

     B. Where legal, Ryder will apply for vehicle licenses and prorate or state reciprocity plates at Customer's request and cost.

     C. Customer agrees to pay for any special license or pay any taxes resulting from the operation and use of the Vehicles by Customer including mileage taxes, ton mileage taxes, highway or bridge tolls. Ryder shall have the right to settle and claim or lien involving any Vehicle as a result of Customer's failure to pay any such taxes and Customer will reimburse Ryder immediately.

6. SUBSTITUTION:

     Ryder agrees to furnish a substitute vehicle at no extra charge for any Vehicle, other than those excepted below, which may be temporarily inoperable because of mechanical failure, the substitute to be as nearly as practicable the same size as the Vehicle. The substitute will be furnished to Customer where the Vehicle was disabled and will be returned by Customer to the Ryder facility that provided it. Ryder will not furnish a substitute for any Vehicle that is out of service for ordinary maintenance and service time; or is out of service for repair of any form of physical damage resulting from causes including fire, collision, or upset; or is lost or stolen; or is out of service for repair of damage resulting from Customer's violation of any provisions of this Agreement; or is out of service for repair or maintenance of special equipment for which Ryder is not responsible. Ryder's failure to furnish a substitute vehicle within a reasonable time when required will cause the charges for the inoperable Vehicle to abate until the Vehicle is returned to Customer's service or a substitute is available. Ryder's liability in the event of such a failure will be limited to abatement of charges for the inoperable Vehicle. A substitute vehicle, while in Customer's service, will be subject to all the terms and conditions of this Agreement. While a Vehicle is out of service because of damage resulting from any form of physical damage, Ryder will rent Customer a replacement vehicle, if available, at a rate equal to the charge for the inoperable Vehicle. Irrespective of whether or not Customer rents a vehicle from Ryder while a Vehicle is out of service for repair of physical damage, the charges applicable to it will not abate.

7. DRIVERS:

     A. Customer agrees that each Vehicle will only be operated by a properly licensed driver, at least 18, who is the employee or agent of Customer, subject to Customer's exclusive direction and control, and that Vehicles will not be operated by a driver in possession of or under the influence of alcohol or any drug which may impair the driver's ability. Customer agrees to reimburse Ryder in full for loss or damage to Vehicles, including related expenses, if Vehicles are operated by drivers under 18. Upon receipt of a written complaint from Ryder specifying any reckless, careless or abusive handling of a Vehicle or any other incompetence by or of any driver, and requesting the driver's removal as an operator of Vehicles, Customer will immediately remove such individual as a driver of Vehicles. In the event that Customer fails to do so, or is prevented from so doing by any agreement with anyone on the driver's behalf: (1) Customer will, notwithstanding any other provisions of this Agreement, reimburse Ryder in full for any loss and expense sustained by Ryder for damage to any Vehicle when being operated by such individual and Customer will indemnify and hold Ryder completely harmless from any claims or causes of action for death or injury to persons or loss or damage to property arising out of the use or operation of any Vehicle by such individual notwithstanding that Ryder may be designated on applicable Schedules A as responsible for furnishing and maintaining Liability Insurance; and (2) Ryder may at its election and at any time thereafter upon 30 days notice to Customer, terminate any Liability Insurance coverage extended by Ryder, and may, at its election, with respect to each Vehicle, increase the amount of Customer's physical damage responsibility to an amount equal to the agreed value calculated in accordance with Paragraph 11D as of the time of damage or loss.

     B. Ryder agrees, at Customer's request, to assist Customer in developing a driver education and safety program.

     C. Customer agrees that the Vehicles will not be operated in a reckless or abusive manner, or off an improved road, or on a flat tire, or improperly loaded, or loaded beyond the manufacturer's recommended maximum gross weight, or to transport any property or material deemed extra hazardous by reason of being poisonous, inflammable, explosive, or fissionable. Notwithstanding any other provision of this Agreement, and irrespective of which party is responsible for physical damage to Vehicles pursuant to Paragraph 10B, Customer agrees to reimburse Ryder in full for damage to any Vehicle, including expenses, resulting from a violation of this provision. Customer will be responsible for all expenses of towing any mired Vehicle when not in Ryder's possession or on Ryder's premises.

8. CHARGES:

     A. Customer agrees to pay Ryder the fixed monthly charge for each Vehicle upon receipt of Ryder's invoice and to pay all other charges within 10 days of the date of Ryder's invoice without deduction or setoff.

     B. Mileage will be determined from odometer readings. If the odometer fails to function, Customer will immediately report it to Ryder. The mileage for the period in which the failure existed may then be determined at Ryder's option from (1) Customer's trip records; or (2) the amount of fuel consumed and the miles per gallon record of Ryder averaged for the previous 30 days.

     C. Customer agrees to promptly provide Ryder with current financial statements and other financial information as requested.

9. ADJUSTMENT:

     A. The charges in this Agreement are based on Ryder's current cost of labor, parts, and supplies. These costs may fluctuate after the date of execution of this Agreement. Customer agrees that for each rise or fall of 1% in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (1967 base period, published by U.S. Bureau of Labor Statistics), above or below the base index figure on Schedule A, charges for each Vehicle will be adjusted upward or downward as follows:

         1% of 50% of the Fixed Rental Charge and 10% of 100% of the Mileage Rate excluding all Rated Fuel Cost
         1% of 60% of the Mileage Rate excluding all Rated Fuel Cost (but including Mileage Guaranty) for Mileage only Rated Vehicles
         1% of 100% of the hourly charge (only for refrigeration equipment)

     B. Adjustments will be based on the original charges stated on Schedule A and be effective on the first day of January and July based on the latest index published prior to such effective date. In the event the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers is discontinued, another mutually acceptable cost adjustment index will be chosen.

     C. Customer agrees to pay for (1) any sales, use, gross receipts or similar tax now or hereafter imposed upon the use of the Vehicle or on the rental or other charges accruing hereunder; (2) any increase in license or registration fees, federal highway use taxes, vehicle inspection fees, fuel tax permits, and personal property tax; or (3) any new or additional tax of governmental fees, adopted after the date of the execution of the applicable Schedule A.

10. INSURANCE:

     A. Liability Insurance Responsibility.

          (1) A standard policy of automobile liability insurance (hereafter liability insurance) with limits specified on each Schedule A will be furnished and maintained by the party designated on Schedule A at its sole cost, written by a company satisfactory to Ryder, covering both Ryder and Customer as insureds for the ownership, maintenance, use or operation of the Vehicles and any substitute vehicle. Such policy will provide that the coverage is primary and not additional or excess coverage over insurance otherwise available to either party and that it cannot be canceled or materially altered without 30 days prior written notice to both parties. The party designated will furnish to the other certificates to evidence compliance with the provision.

          (2) Upon not less than 30 days prior written notice to Customer, Ryder may terminate Liability Insurance coverage maintained by Ryder and Customer will be obligated to procure and maintain Liability Insurance in the limits set forth on Schedule A as of the effective date of termination and the charges will be adjusted accordingly.

          (3) If Customer is obligated to procure and maintain Liability Insurance and fails to do so, or fails to promptly furnish Ryder the required evidence of insurance, Customer agrees to indemnify and hold Ryder harmless from and against any claims or causes of action for death or injury to persons or loss or damage to property arising out of or caused by the ownership, maintenance, use, or operation of any Vehicle, and Ryder is authorized but not obligated to procure such Liability Insurance without prejudice to any other remedy Ryder may have, and Customer will pay Ryder, as additional rental, the amount of the premium paid by Ryder.

          (4) Customer agrees to release, indemnify and hold Ryder harmless from and against any claims or causes of action for death or injury to persons or loss or damage to property in excess of the limits of Liability Insurance, whether provided by Ryder or Customer, arising out of or caused by the ownership, maintenance, use or operation of any Vehicle or substitute vehicle, and any such claims or causes of action which Ryder may be required to pay as a result of any statutory requirements of insurance or as a result of the insolvency of Customers's insurance company and for which Ryder would not otherwise pursuant to the terms hereof be required to pay.

          (5) Ryder will, where required and legal, at Customer's request, file evidence of automobile liability insurance required by federal or state governmental authorities when Ryder is designated as responsible for Liability Insurance.

          (6) Customer further agrees to release and hold Ryder harmless for death or injury to Customer, Customer's employees, drivers, passengers or agents, arising out of the ownership, maintenance, use or operation of any Vehicle or substitute vehicle.

B. Physical Damage Responsibility

     The party designated on Schedule A will pay for loss or damage to any Vehicle subject to the following:

          (1) When Ryder is designated:

               a. Ryder will assume and pay for loss (including theft) or damage to each Vehicle in excess of the deductible amount specified on Schedule A EXCEPT (1) any willful damage to the Vehicle, specifically including but not limited to damage arising out of or in connection with any labor dispute to which Customer is a party; (2) conversion of any Vehicle by an agent or employee of Customer; and (3) the loss of tools, tarpaulins, accessories, spare tires and other such appurtenances. Customer agrees to pay up to the amount specified on Schedule A for loss (including theft) or damage to each Vehicle, including related expenses, from each occurrence and will pay for all loss (including theft) or damage to any Vehicle resulting from any perils specifically excepted in this Paragraph.

               b. Upon not less than 30 days prior written notice to Customer, Ryder may designate Customer as responsible for all physical damage to Vehicles. In such event, Customer will be obligated to procure and maintain complete physical damage insurance coverage reasonably acceptable to Ryder. Ryder's charges to Customer will be decreased to reflect the change in designation of the responsibility for physical damage. Whenever Customer is obligated to procure and maintain physical damage insurance coverage and fails to do so, or fails to promptly furnish Ryder with complete certificates evidencing such coverage, Customer agrees to pay Ryder for all loss (including theft) or damage to any Vehicle or substitute vehicle from all causes whatsoever.

          (2) When Customer is designated:

               a. Customer will be responsible and pay for all loss (including theft) or damage to any Vehicle or substitute vehicle, including related expenses arising from any cause and regardless of how, including Ryder's negligence, or where, including Ryder's premises, the loss or damage occurred. Customer's liability for any Vehicle will not exceed the purchase price for the Vehicle computed according to Paragraph 11D at the time of such loss or damage.

               b. Customer agrees to furnish Ryder with evidence of physical damage insurance coverage reasonably acceptable to Ryder with Ryder listed as a named insured or endorsed as a loss payee and having a deductible amount not to exceed the amount specified on Schedule A.

               C. Notice of Accident

     Customer agrees to immediately notify Ryder of any accident, collision, loss (including theft), or damage involving a Vehicle or substitute vehicle; to cause the driver to make a detailed report in person at Ryder's office as soon as practicable; and to render all other assistance reasonably requested by Ryder and the insurer in the investigation, defense, or prosecution of any claims or suits.

D. Cargo Insurance Responsibility

     Ryder will have no liability for loss of or damage to any goods or other property in or carried on any Vehicle or substitute vehicle whether such loss or damage occurs in a Ryder facility or elsewhere, occurs due to any negligence or Ryder's part, or occurs as a result of any other failure on Ryder's part. Customer hereby assumes all such risk of loss or damage, waives any claim it may have against Ryder, and agrees to release, indemnify, defend, and hold Ryder harmless from all liability for such loss or damage to cargo. Customer agrees to reimburse Ryder for loss of any tools, tarpaulins, spare tires, or other similar equipment furnished by Ryder.

E. Vehicle Theft or Destruction

     If a Vehicle is lost or stolen and remains so for 30 days after Ryder has been notified, the lease as to such Vehicle will then terminate provided all charges for the Vehicle have been paid to that date and provided any amounts due Ryder pursuant to Paragraph 10B have been paid. Ryder will not be obligated to provide a substitute vehicle during this 30 day period. If a Vehicle is, in Ryder's opinion, damaged beyond repair, Ryder will notify Customer within 30 days after Ryder has been advised of the loss. Upon receipt of Ryder's notice that the Vehicle has been damaged beyond repair, provided all charged for the Vehicle have been paid to that date and provided any amounts due Ryder pursuant to Paragraph 10B hereto have been paid, the lease as to such Vehicle will then terminate.

11. TERMINATION

     A. Either party may terminate the lease of any Vehicle prior to expiration of its term on any anniversary date of its Date of Delivery indicated on the Schedule A by giving to the other party at least 60 days prior written notice. If termination is effected by Ryder, Customer will have the right, but not the obligation, to purchase in accordance with Paragraph 11D all Vehicles with respect to which termination notice has been given on the termination date(s). If termination is effected by Customer, Customer will at Ryder's option purchase in accordance with Paragraph 11D all Vehicles with respect to which termination notice has been given on the termination date(s).

     B. In the event Customer becomes insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, is adjudicated a bankrupt, permits a receiver to be appointed for its business, or permits or suffers a material disposition of its assets, the lease of Vehicles will terminate at the election of Ryder. Upon written notice thereof sent to Customer, Ryder may at its option demand that Customer purchase the Vehicles within 10 days of termination in accordance with Paragraph 11D.

C. Breach or Default

               (1) If Customer breaches or is in default of any provision of this Agreement and that breach or default is not cured within 7 days after written notice has been mailed to Customer, Ryder may immediately, without further notice or demand, take possession of the Vehicles. Ryder will be entitled to enter upon any premises where the Vehicles may be and remove them and refuse to redeliver them to the Customer until such breach or default is cured without any of such actions being deemed an act of termination and without prejudice to the other remedies Ryder may have under this Agreement and at law. Customer will continue to be liable for all charges accruing during the period the Vehicles are retained by Ryder.

               (2) In the event Ryder takes possession of any Vehicle and there is any property in or upon the Vehicle which belongs to or is in the custody or control of Customer, Ryder may take possession of such items and either hold them for Customer until Customer claims them or place them in public storage for Customer at Customer's expense.

               (3) If Customer's breach or default continues for 7 days after written notice has been mailed to Customer, Ryder may terminate the Agreement. Upon termination, Ryder may demand that Customer purchase within 10 days of termination any or all Vehicles in accordance with Paragraph 11D without prejudice to other remedies Ryder may have under this Agreement and at law.

               (4) Customer agrees to pay Ryder all Ryder's costs and expenses, including reasonable attorney's fees, incurred in collecting amounts due from Customer or in enforcing any rights of Ryder hereunder.

     D. In the event Customer (pursuant to Paragraph 11A) shall be required to purchase any Vehicle, or should Ryder (pursuant to Paragraph 11B or 11C) demand of Customer that it purchase any Vehicle, Customer agrees to purchase each such Vehicle for cash within the time provided for in this Agreement for its Original Value as shown on Schedule A, less the total depreciation which has accrued for such Vehicle in accordance with Schedule A. Additionally, Customer agrees to pay Ryder for the amount of any unexpired licenses, applicable taxes, including personal property taxes and federal highway use taxes, and other prepaid expenses previously paid by Ryder for the Vehicles prorated to the date of sale and will be responsible for any sales or use tax arising from the purchase. Customer will have no obligation or right to purchase any Vehicle as to which the term on Schedule A has expired.

12. ASSIGNMENT OF LEASE:

     This Agreement will be binding on the parties hereto, their successors, legal representatives and assigns. Customer agrees to promptly notify Ryder in writing prior to all substantial changes in ownership or any material disposition of the assets of Customer's business. Customer does not have the right to sublease any of the Vehicles, nor to assign this Agreement or any interest therein without Ryder's prior written consent, which consent will not be unreasonably withheld and any attempt to do so will be void.

13. FORCE MAJEURE:

     Ryder will incur no liability to Customer for failure to supply any Vehicle, provide a substitute vehicle, repair any disabled Vehicle, or provide fuel for Vehicles, if prevented by a national emergency, wars, riots, fires, labor disputes, federal, state or local laws, rules, regulations, shortages (local or national), or fuel allocation programs, or any other cause beyond Ryder's control whether existing now or hereafter. Notwithstanding Ryder's inability to perform under these conditions Customer's obligations hereunder will continue.

14. NOTICES:

     Notices provided for herein will be in writing and mailed to the parties at their respective addresses set forth above.

15. GENERAL:

     This Agreement will not be binding on Ryder until executed by a person duly authorized and will then constitute the entire agreement and understanding between the parties concerning the Vehicles, notwithstanding any previous writings or oral undertakings, and its terms will not be altered by any oral agreement or informal writing, nor by failure to insist upon performance, or failure to exercise any rights or privileges, but alterations, additions, or changes in this Agreement will only be accomplished by written endorsements, amendments, or additional Schedules A to this Agreement executed by both parties.

RYDER TRUCK RENTAL, INC.                             KELLER MANUFACTURING COMPANY, INC.
(RYDER)                                              CUSTOMER

By:                                                  By:
   --------------------------------                     ------------------------------

Name/Title:                                          Name/Title:
           ------------------------                             ----------------------

Date:                                                Date:
     ------------------------------                       ----------------------------

Witness:                                             Witness:
        ---------------------------                          -------------------------